PUBLIC STORAGE, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


Earnings Per Share:
-------------------

                                                                             For the Three Months Ended
                                                                                      March 31,
                                                                         ---------------------------------------
                                                                                 2007                   2006
                                                                         -----------------     -----------------
                                                                            (Amounts in thousands, except per
                                                                                      share data)
Net income..........................................................     $      59,778          $    114,216
Less: Cumulative Preferred Stock Dividends:
   8.60% Cumulative Preferred Stock, Series Q.......................                 -                  (742)
   8.00% Cumulative Preferred Stock, Series R.......................                 -               (10,200)
   7.875% Cumulative Preferred Stock, Series S......................                 -                (2,830)
   7.625% Cumulative Preferred Stock, Series T......................              (548)               (2,900)
   7.625% Cumulative Preferred Stock, Series U......................            (1,557)               (2,860)
   7.50% Cumulative Preferred Stock, Series V.......................            (3,234)               (3,234)
   6.50% Cumulative Preferred Stock, Series W.......................            (2,153)               (2,153)
   6.45% Cumulative Preferred Stock, Series X.......................            (1,935)               (1,935)
   6.85% Cumulative Preferred Stock, Series Y.......................              (685)                 (685)
   6.25% Cumulative Preferred Stock, Series Z.......................            (1,758)               (1,758)
   6.125% Cumulative Preferred Stock, Series A......................            (1,761)               (1,761)
   7.125% Cumulative Preferred Stock, Series B......................            (1,937)               (1,937)
   6.60% Cumulative Preferred Stock, Series C.......................            (1,898)               (1,898)
   6.18% Cumulative Preferred Stock, Series D.......................            (2,086)               (2,086)
   6.75% Cumulative Preferred Stock, Series E.......................            (2,384)               (2,384)
   6.45% Cumulative Preferred Stock, Series F.......................            (4,031)               (4,031)
   7.00% Cumulative Preferred Stock, Series G.......................            (1,750)               (1,750)
   6.95% Cumulative Preferred Stock, Series H.......................            (1,824)               (1,471)
   7.25% Cumulative Preferred Stock, Series I.......................            (9,380)                    -
   7.25% Cumulative Preferred Stock, Series K.......................            (8,337)                    -
   6.75% Cumulative Preferred Stock, Series L.......................            (3,881)                    -
   6.625% Cumulative Preferred Stock, Series M......................            (7,637)                    -
                                                                         -----------------     -----------------
Total preferred dividends...........................................           (58,776)              (46,615)
   Allocation of income to preferred shareholders based on redemptions
   of preferred stock (a)............................................                -                     -
                                                                         -----------------     -----------------
Total net income allocated to preferred shareholders................     $     (58,776)         $     (46,615)

Total net income allocable to common shareholders...................     $       1,002          $      67,601
                                                                         =================     =================
Allocation of net income to common shareholders by class:
      Net income allocable to shareholders of the Equity Stock, Series A
                                                                         $       5,356          $      5,356
      Net (loss) income allocable to shareholders of common stock...            (4,354)               62,245
                                                                         -----------------     -----------------
                                                                         $       1,002          $      67,601
                                                                         =================     =================
Weighted average common shares outstanding:
   Basic weighted average common shares outstanding.................           169,229               128,122
   Net effect of dilutive stock options and restricted stock units -
     based on treasury stock method using average market price......                 -                   887
                                                                         -----------------     -----------------
   Diluted weighted average common shares outstanding...............           169,229               129,009
                                                                         =================     =================
Basic earnings per common share (a).................................     $       (0.03)        $        0.49
                                                                         =================     =================
Diluted earnings per common share (a)...............................     $       (0.03)        $        0.48
                                                                         =================     =================
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(a)    See Note 2 to the Company's condensed  consolidated  financial statements regarding "Net Income per Common Share" and the underlying  discussion on
       Emerging Issues Task Force Topic D-42.


                                   Exhibit 11